Exhibit 99.1

TERREMARK WORLDWIDE REPORTS THIRD QUARTER RESULTS

NAP of the Americas Revenues Increased 18% Over Prior Quarter

MIAMI, FL (February 17, 2004) – Terremark Worldwide, Inc. (AMEX:TWW), a leading operator of integrated Tier-1 Network Access points (NAPs) and best-in-class network services, today reported its results for the quarter ended December 31, 2003.

Terremark’s consolidated revenue for the quarter ended December 31, 2003 was approximately $4.9 million compared to approximately $4.0 million for the quarter ended September 30, 2003, an increase of 23%. Data Center revenue generated by the NAP of the Americas increased 18% to approximately $4.6 million for the quarter ended December 31, 2003 from approximately $3.9 million the quarter ended September 30, 2003.

Data Center revenue for quarter ended December 31, 2003 increased by approximately $2.0 million or 77% over the quarter ended December 31, 2002. The increase in revenue was primarily the result of an increase in our deployed customer base from 63 customers as of December 30, 2002 to 133 customers as of December 31, 2003, including agencies of the U.S. Federal Government. Total revenues for the quarter ended December 31, 2003 increased 75%, to $4.9 million compared to the quarter ended December 31, 2002.

Loss from operations was $4.9 million for the quarter ended December 31, 2003 compared to a loss of $6.7 million for the quarter ended September 30, 2003. The decrease in the operating loss for the quarter ended December 31, 2003 was primarily attributable to certain non-cash stock based compensation charges of approximately $2.0 million recorded in the quarter ended September 30, 2003.

Additional information regarding the Company’s financial performance and liquidity as of and for the quarter ended December 31, 2003 and a comparison of the financial performance for the quarter ended December 31, 2002 can be found on the attached balance sheet and statement of operations and in the Company’s Quarterly Report on Form 10-Q.

Highlights of this quarter include:

•	Surpassing the 140 customers under contract mark at the NAP of the Americas, including contracts with telecommunications carriers such as BellSouth and Cable & Wireless; enterprises such as Yahoo! and government agencies including the Department of Defense’s US Southern Command. A representative list of NAP of the Americas and NAP do Brasil customers is available at http://www.terremark.com.

•	Expanding additional services to existing customers, including InterNAP, Imart Trading, Hostopia, Red Rock Hosting and Savvis.

•	Commencing the deployment of the NAP of the Americas at the third floor of the Technology Center of the Americas (TECOTA) for customers’ expansion needs.

•	Hosting and presenting at industry leading conferences such as the North American Network Operator’s Group (NANOG), the Internet Telephony/VoIP Conference in Miami and the first Terrebit Peering Forum

•	Creating the “Tech Fridays” educational forum, aimed at educating the technology industry, and Terremark’s customers on significant Internet and telecommunications industry trends and the company’s new products and services.

“We are pleased with our revenue growth this quarter and expect increased revenue growth over the next several quarters as we continue penetrating the government and commercial sectors and realize the benefits of improving economic conditions,” said Manuel D. Medina, Chairman and CEO of Terremark Worldwide, Inc. “Our carrier–neutral global network of NAPs and the increasing concentration of connectivity at these locations serve as the platform to attract providers and users of network-based services and is a key differentiator for us in the marketplace.”

About Terremark Worldwide, Inc.

Terremark Worldwide Inc. (AMEX:TWW) is a leading operator of integrated Tier-1 Network Access Points (NAPs) and best-in-class network services, creating technology marketplaces in strategic global locations. Terremark is the owner and operator of the NAP of the Americas, the 5th Tier-1 Network Access Point in the world and the model for the carrier-neutral TerreNAP(sm) Data Centers the company has in Santa Clara, California (NAP of the Americas/West), in Sao Paulo, Brazil (NAP do Brasil) and in Madrid, Spain (NAP de las Americas - Madrid). The carrier-neutral NAP of the Americas is a state-of-the-art facility that provides exchange point, collocation and managed services to carriers, Internet service providers, network service providers, government entities, multi-national enterprises and other end users. The NAP, which connects fiber networks in Latin America, Europe, Asia and Africa to those in the U.S., enables customers to freely choose among the many carriers available at the TerreNAP Centers to do business. Terremark is headquartered at 2601 S. Bayshore Drive, 9th Floor, Miami, Florida USA, (305) 856-3200. More information about Terremark Worldwide can be found at http://www.terremark.com.

Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products and Terremark’s ability to manage its growth. Terremark does not assume any obligation to update these forward-looking statements.

Contacts:

Terremark Worldwide, Inc., Miami

Sandra Gonzalez-Levy, 305-860-7829
sgonzalez-levy@terremark.com

Media Relations
Edelman
Jim Burke, 305-358-5299
jim.burke@edelman.com

Investor Relations
RCG Capital Markets Group, Inc.
Joe Diaz, 480-675-0400
jdiaz@rcgonline.com